Exhibit 99.1

CIMG Inc. Announces Huomao Culture Global Promotion Ambassadors

Beijing, China, July 17, 2025 — CIMG Inc. (“CIMG” or the “Company”) (NASDAQ: IMG), a company with a heritage in specialty coffee and an emerging business in broader consumer food and beverage products, today announced the launch of the Huomao Global Investment Promotion Plan. As part of this initiative, the Company has appointed promotion ambassadors in Singapore, Kazakhstan, Japan, Germany, and North America to further the global reach of Huomao culture. The appointments were finalized at an appreciation dinner held on July 13, 2025.

The Company appointed below ambassadors:

●	Mr. Jianjun Zheng, Ambassador for Singapore
●	Mr. Jiandong Zeng, Ambassador for Kazakhstan
●	Mr. Jirong Wang, Ambassador for Japan
●	Mr. Jiang Li, Ambassador for Germany
●	Mr. Junhong Chen, Ambassador for North America

Mr. Xiaocheng Hao, Chief Operating Officer of CIMG and founder of Huomao, commented, “Huomao will be promoted in both domestic and international markets. To support overseas expansion, selected classic products will be introduced through local distribution partners.”

About CIMG Inc.

CIMG Inc. is a global business group specializing in digital health and sales development. Utilizing technology and marketing (including MarTech and Multi-Channel Network), the Company enhances its partners’ sales growth and commercial value.

The company’s brands include Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.ccmg.tech

ir@ccmg.tech